Filed Pursuant to Rule 424(b)(3)
Registration No. 333-217215

PROSPECTUS

20,430,310 Shares

Inspired Entertainment, Inc.

Common Stock

The selling stockholders named in this prospectus may offer and sell from time to time up to 16,430,360 shares of common stock of Inspired Entertainment, Inc. (“Inspired Entertainment,” “Inspired,” “the Company,” “we,” “us” or “our”) covered by this prospectus, which includes 5,539,615 shares of our common stock that are issuable upon the exercise of 11,079,230 private warrants issued in connection with our initial public offering and in connection with our initial business combination for shares of our common stock at an exercise price of $5.75 per half share of our common stock (the “Private Warrants”). We refer to our common stock that may be offered by the selling stockholders pursuant to this prospectus and any applicable prospectus supplement collectively as the “shares.” In addition, this prospectus relates to the issuance by us of up to 3,999,950 shares of our common stock that are issuable upon the exercise of 7,999,900 warrants issued in our initial public offering for shares of our common stock at an exercise price of $5.75 per half share of our common stock (the “Public Warrants” and together with the Private Warrants, the “warrants”).

We will not receive any proceeds from the sale of shares of common stock to be offered by the selling stockholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of shares pursuant to this prospectus. We will receive up to an aggregate of approximately $109,704,998 from the exercise of warrants, assuming the exercise in full of all the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes.

Our registration of the securities covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices on terms to be determined at the time of sale. We provide more information about how the selling stockholders may sell the shares in the section entitled “Plan of Distribution”.

Our common stock is traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “INSE.” The closing bid price for our common stock on August 22, 2018, was $7.25 per share, as reported on Nasdaq.

Investing in our common stock involves risks. See “Risk Factors” on page 4.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), which qualifies us for reduced public company reporting requirements including an exemption from providing an auditor attestation of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an “emerging growth company” (see “Risk Factors” on page 4).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 30, 2018.

Neither we nor the selling stockholders have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of common stock offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of its date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer and sell shares of our common stock in one or more offerings. This prospectus generally describes Inspired Entertainment, Inc. and our common stock. The selling stockholders may use the shelf registration statement to sell up to an aggregate of 16,430,360 shares of our common stock from time to time through any means described in the section entitled “Plan of Distribution.”

We will not receive any proceeds from the sale of shares of common stock to be offered by the selling stockholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of shares pursuant to this prospectus. We will receive up to an aggregate of approximately $109,704,998 from the exercise of warrants, assuming the exercise in full of all the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes.

We and the selling stockholders, as applicable, may deliver a prospectus supplement with this prospectus, to the extent appropriate, to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

No offer of these securities will be made in any jurisdiction where the offer is not permitted.

Unless the context indicates otherwise, the terms “Inspired Entertainment,” “Company,” “we,” “us” and “our” refer to Inspired Entertainment, Inc., a Delaware corporation, and its subsidiaries following the Business Combination. References in this prospectus to the “Business Combination” refer to the business combination consummated on December 23, 2016 with respect to the acquisition of Inspired Gaming Group by Hydra Industries Acquisition Corp., which had originally been formed as a special purpose acquisition company. We changed our name from Hydra Industries Acquisition Corp. to Inspired Entertainment, Inc. upon consummation of the Business Combination and changed our fiscal year end to September 30. References in this prospectus to (i) the “Hydra Sponsor” refer to Hydra Industries Sponsor LLC and (ii) the “Macquarie Sponsor” refer to MIHI LLC. Together, the Hydra Sponsor and the Macquarie Sponsor are referred to herein as the “Sponsors.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and other information set forth in this prospectus may relate to future events and expectations, and as such constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). Our forward-looking statements include, but are not limited to, statements regarding our business strategy, plans and objectives and our expected or contemplated future operations, results, financial condition, beliefs and intentions. In addition, any statements that refer to projections, forecasts or other characterizations or predictions of future events or circumstances, including any underlying assumptions on which such statements are expressly or implicitly based, are forward-looking statements. The words “anticipate”, “believe”, “continue”, “can”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “scheduled”, “seek”, “should”, “would” and similar expressions, among others, and negatives expressions including such words, may identify forward-looking statements.

Our forward-looking statements reflect our current expectations about our future results, performance, liquidity, financial condition, prospects and opportunities, and are based upon information currently available to us, our interpretation of what we believe to be significant factors affecting our business and many assumptions regarding future events. Actual results, performance, liquidity, financial condition, prospects and opportunities could differ materially from those expressed in, or implied by, our forward-looking statements. This could occur as a result of various risks and uncertainties, including the following:

●	our ability to compete effectively in our industries;

●	the effect of evolving technology on our business;

●	our ability to renew long-term contracts and retain customers, and secure new contracts and customers;

●	our ability to maintain relationships with suppliers;

●	our ability to protect our intellectual property;

●	government regulation of our industries;

●	the timing and impact of the UK Government’s triennial review of B2 gaming regulation;

●	our ability to successfully grow by acquisition as well as organically;

●	our ability to attract and retain key members of our management team;

●	our need for working capital;

●	our ability to secure capital for growth and expansion;

●	changing consumer, technology and other trends in our industries;

●	our ability to successfully operate across multiple jurisdictions and markets around the world;

●	changes in local, regional and global economic and political conditions;

●	and other factors.

In light of these risks and uncertainties, and others discussed in this prospectus, there can be no assurance that any matters covered by our forward-looking statements will develop as predicted, expected or implied. Readers should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason. We advise you to carefully review the reports and documents we file from time to time with the U.S. Securities and Exchange Commission (the “SEC”).

THE OFFERING

Issuer	Inspired Entertainment, Inc.

Shares of common stock offered by the selling stockholders	16,430,360 shares (comprised of 10,890,745 shares of common stock and 5,539,615 shares of common stock issuable upon the exercise of 11,079,230 Private Warrants).
Shares issuable upon exercise of Public Warrants	3,999,950 shares issuable upon the exercise of 7,999,900 Public Warrants.
Use of proceeds	All of the shares of common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $109,704,998 from the exercise of warrants, assuming the exercise in full of all the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes.

Mandatory Redemption of Securities from Certain Investors

Any of our securities owned or controlled by an “Unsuitable Person” (defined as a person who (i) is determined by a gaming authority to be unsuitable to own or control any securities, or unsuitable to be connected or affiliated with a person engaged in gaming activities in a gaming jurisdiction, or (ii) causes the Company or any of its affiliated companies to lose or to be threatened with the loss of any gaming license or (iii) in the sole discretion of the board of directors of the Company, is deemed likely to jeopardize the Company’s or any affiliated company’s application for, receipt of approval for, right to the use of or entitlement to, any gaming license) or an affiliate of an Unsuitable Person shall be subject to redemption by the Company, out of funds legally available therefor, by action of the board of directors, to the extent required by the gaming authority making the determination of unsuitability or to the extent deemed necessary or advisable by the board of directors. For a further description of the Company’s redemption powers and procedures, see “Description of Capital Stock”.

Market for our common stock	Our shares of common stock are currently listed on NASDAQ, under the ticker symbol “INSE”.

Risk Factors	Any investment in the securities offered hereby involves risks. You should carefully consider the information set forth under “Risk Factors”.

Unless otherwise indicated, all references in this prospectus to the number and percentages of shares of common stock outstanding do not give effect to, as of August 23, 2018:

● 5,539,615 shares issuable upon the exercise of the Private Warrants;

● 3,999,950 shares issuable upon the exercise of the Public Warrants;

● 624,116 shares subject to outstanding restricted stock awards;

● 1,762,972 shares subject to outstanding restricted stock unit awards;

● 1,129,399 shares available for new grants under the Company’s 2016 Long-Term Incentive Plan or the Company’s Second Long-Term Incentive Plan;

● 475,400 shares available for purchase under the Company’s Employee Stock Purchase Plan; and

● 2,500,000 shares subject to earnout consideration pursuant to the terms of the Business Combination.

INFORMATION ABOUT THE COMPANY

We are a global business-to-business gaming technology company, supplying Virtual Sports and Server Based Gaming (“SBG”) products to regulated lottery, betting and gaming operators worldwide through an “omni-channel” distribution strategy. We provide end-to-end digital gaming solutions on our proprietary and secure network, which accommodates a wide range of devices, including land-based gaming machine terminals, mobile devices such as smartphones and tablets and online computer and social applications.

Our principal executive offices are located at 250 West 57th Street, Suite 2223 New York, New York 10107, and our telephone number is (646) 565-3861. Our website is www.inseinc.com. The information found on our website is not part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider all of the other information contained or incorporated by reference in this prospectus and any prospectus supplement. You should also consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in Part II of our report on Form 10-Q for the quarterly period ended June 30, 2018 and any updates contained in subsequent filings with the SEC, including in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are incorporated herein by reference. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

USE OF PROCEEDS

All of the shares of common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $109,704,998 from the exercise of warrants, assuming the exercise in full of all the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes.

SELLING STOCKHOLDERS

Up to 16,430,360 shares of our common stock may be offered for resale by the selling stockholders under this prospectus, including (i) 476,308 shares issued or transferred to Hydra Sponsor pursuant to the terms of certain subscription and commitment agreements, (ii) 3,023,750 shares issued or transferred to the Macquarie Sponsor in connection with the Business Combination and pursuant to the terms of certain subscription and commitment agreements, (iii) 6,424,095 shares issued to the Vendors as consideration in the Business Combination; (iv) 10,871 shares issued to minority shareholders of Inspired Gaming Group as consideration in the Business Combination; (v) 50,925 shares issued to advisors and consultants to the Company in partial compensation for their services in connection with the our initial public offering (“IPO”) and the Business Combination; (vi) 710,000 shares transferred by the Hydra Sponsor to certain institutional and accredited investors (the “Investors”), in exchange for the agreement of the Investors to purchase shares of the Company’s common stock from public stockholders of the Company; (vii) 194,796 shares issued to certain insiders of the Company in connection with our IPO; and (viii) 5,539,615 shares underlying 11,079,230 Private Warrants issued or transferred to the Sponsors, certain insiders and the Investors.

To the extent permitted by law, the selling stockholders listed below may resell shares of our common stock pursuant to this prospectus. We have registered the sale of the shares of our common stock to permit the selling stockholders and their respective permitted transferees or other successors-in-interest that receive their shares from the selling stockholders after the date of this prospectus to resell their shares.

The following table sets forth the number of shares of common stock being offered by the selling stockholders, including their donees, pledgees, transferees or other successors-in-interest. The following table also sets forth the number of shares held by the selling stockholders, as of August 23, 2018 based on the Company’s records, the public filings of certain holders and information previously furnished to us by holders in connection with the Company’s initial filing of the Registration Statement in July 2017. The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares. For purposes of the table below, we assume that all of the shares covered by this prospectus will be sold.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of common stock and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of common stock beneficially owned by them. Except as described in the footnotes to the following table and under “Material Relationships with Selling Stockholders” below, none of the persons named in the table has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. The inclusion of any shares of common stock in this table does not constitute an admission of beneficial ownership for the person named below.

For ownership prior to the offering, the percentages in the table are based on 21,484,707 shares of common stock outstanding as of the date of this prospectus. In calculating this percentage for a particular holder, we treated as outstanding the number of shares of our common stock issuable upon exercise of that particular holder’s warrants and did not assume exercise of any other holder’s warrants. Ownership percentages after the offering assume the exercise of all Private Warrants and no Public Warrants, yielding 27,024,322, shares of common stock outstanding.

	Shares Beneficially Owned Prior to the Offering		Number of Shares Available Pursuant to this Prospectus	Shares Beneficially Owned After the Offering †
Name	Number	% ǂ		Number	% ¥
683 Capital Partners, LP (1)(21)	1,332,898	5.92%	120,000	1,212,898	4.49%
A. Lorne Weil (2)(10)(22)	2,050,000	8.71%	2,050,000	0
Coleen McGlynn (23)	100	*	100	0	—
David Nussbaum (3)(23)	3,000	*	3,000	0	—
EarlyBirdCapital, Inc. (4)(23)	10,000	*	10,000	0	—
Eileen Moore (3)(23)	100	*	100	0	—
Ellenoff Grossman & Schole LLP (5)(23)	1,633	*	1,633	0	—
Eric Carrera (6)(22)	25,850	*	25,000	850	*
George Peng (7)(22)	34,099	*	33,899	200	*
HG Vora Special Opportunities Master Fund, Ltd. (8)(21)	4,150,000	18.96%	850,000	3,300,000	12.21%
Harwood Capital Nominees Limited – Client Account A (9)(24)	164,303	*	164,303	0	—
Harwood Capital Nominees Limited – Client Account B (9)(24)	2,545	*	2,545	0	—
Harwood Capital Nominees Limited – Client Account C (9)(24)	49,514	*	49,514	0	—
Harwood Capital Nominees Limited – Client Account D (9)(24)	509	*	509	0	—
Harwood Capital Nominees Limited – Client Account E (9)(24)	2,545	*	2,545	0	—
Harwood Capital Nominees Limited – Client Account H (9)(24)	1,018	*	1,018	0	—
Harwood Capital Nominees – Client Account NS (9)(24)	16,965	*	16,965	0	—
Harwood Capital Nominees – Client Account SC (9)(24)	67,859	*	67,859	0	—
Hydra Industries Sponsor LLC (10)(22)	2,310,923	9.91%	2,310,923	0	—
JL Hercules LLC (11)(22)	45,104	*	45,104	0	—
JM Finn Nominees Limited (12)(24)	8,549	*	8,549	0	—
Jennifer Calabrese (22)	1,780	*	1,780	0	—
John Stergides (24)	2,262	*	2,262	0	—
Jonathan Miller (22)	25,000	*	25,000	0	—
Kenneth Shea (22)	25,000	*	25,000	0	—
Kramer Levin Naftalis & Frankel LLP (13)(23)	26,942	*	26,942	0	—
Landgame S.à.r.l (14)(24)	6,118,837	28,49%	6,118,837	0	—
Lennox Capital (15)(21)	129,502	*	30,000	99,502	*
MIHI LLC (16)(22)	4,023,750	17.90%	4,023,750	0	—
Marion Rainone (22)	8,899	*	8,899	0	—
Martin E. Schloss (17)(22)	205,114	*	205,114	0	—
Mary McCarthy (24)	11	*	11	0	—
Michael Goor (18)(21)	65,000	*	15,000	50,000	*
Mishcon De Reya LLP (19)(23)	100	*	100	0	—
PW Partners LLC (20)(21)	150,000	*	150,000	0	—
Robert Stevens (23)	2,818	*	2,818	0	—
Stephen Dannhauser (22)	25,000	*	25,000	0	—
Steven Levine (3)(23)	6,232	*	6,232	0	—
Tom Callanan (24)	49	*	49	0	—

(†)	Assuming the sale of all shares registered pursuant to this prospectus.
(ǂ)	Assuming exercise of only the outstanding Private Warrants held by that particular holder.
(¥)	Assuming exercise of all outstanding Private Warrants.
(*)	Represents less than 1.0%.

(1) Includes 40,000 shares underlying 80,000 Private Warrants and 994,689 shares underlying 1,989,378 Public warrants. Ari Zweiman, being the Managing Member of 683 Capital Partners, LP, may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly held by 683 Capital Partners, LP.

(2) Includes 2,050,000 shares underlying 4,100,000 Private Warrants. Does not include any shares, or shares underlying warrants, owned by Hydra Industries Sponsor LLC over which Mr. Weil may be deemed to exercise dispositive power. Including the 2,310,923 shares of Hydra Industries Sponsor LLC, Mr. Weil may be deemed to have beneficial ownership of, or exercise dispositive power over, 17.19% of the Company’s total outstanding shares prior to the offering.

(3) Does not include any shares owned by EarlyBirdCapital, Inc. over which David Nussbaum, Eileen Moore, and Steven Levine may be deemed to exercise dispositive power.

(4) Steven Levine, David Nussbaum, and Eileen Moore may be deemed to exercise dispositive powers with respect to the shares directly held by EarlyBirdCapital, Inc.

(5) The equity partners of Ellenoff Grossman & Schole LLP may be deemed to beneficially own or otherwise exercise dispositive powers with respect to shares held directly by Ellenoff Grossman & Schole LLP.

(6) Includes 25,000 shares underlying 50,000 Private Warrants and 325 shares underlying 650 Public Warrants.

(7) Includes 25,000 shares underlying 50,000 Private Warrants and 200 shares underlying 400 Public Warrants.

(8) Includes 400,000 shares underlying 800,000 Private Warrants. Parag Vora may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly held by HG Vora Special Opportunities Master Fund, Ltd. (“HGV Fund”).

(9) Harwood Capital LLC may be deemed to beneficially own or otherwise exercise dispositive powers with respect to these shares. Harwood Capital LLC may be deemed to have beneficial ownership of, or exercise dispositive power over, 5.53% of the Company’s total outstanding shares prior to the offering.

(10) Includes 1,834,615 shares underlying 3,669,230 Private Warrants. A. Lorne Weil may be deemed to beneficially own or otherwise exercise dispositive powers with respect to shares directly held by Hydra Industries Sponsor LLC.

(11) Jeff Lipkin may be deemed to beneficially own or otherwise exercise dispositive powers with respect to shares directly held by JL Hercules LLC.

(12) The Authorized Directors of JM Finn Nominees Limited may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly held by JM Finn Nominees Limited.

(13) The Managing Partner of Kramer Levin Naftalis & Frankel LLP has sole voting and investment power over the shares.

(14) Vitruvian I Luxembourg S.à.r.l, VIP I Nominees Limited and Vitruvian Partners LLP may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly by Landgame S.à.r.l.

(15) Includes 10,000 shares underlying 20,000 Private Warrants. Richard D. Squires, the President of RS Holdings, Inc. (general partner of Lennox Capital Partners, LP), and Tyler Brous, the Vice President of RS Holdings, Inc., may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly held by Lennox Capital Partners, LP.

(16) Includes 1,000,000 shares underlying 2,000,000 Private Warrants. Macquarie Group Limited may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly held by MIHI LLC.

(17) Includes 55,114 shares of common stock held by MS Hercules LLC and 150,000 shares underlying 300,000 Private Warrants held by Mr. Schloss. Mr. Schloss may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly owned by MS Hercules LLC.

(18) Includes 5,000 shares underlying 10,000 Private Warrants. Michael Goor has sole voting and investment power over the shares.

(19) The Senior Equity Partners of Mishcon de Reya LLP, may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly held by Mishcon de Reya LLP.

(20) Jeffrey Crivello and Patrick Walsh may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly held by PW Partners LLC.

(21) Shares were transferred by the Hydra Sponsor to the selling stockholders, other than PW Partners LLC, in connection with the stockholders’ purchase of shares in the open market immediately prior to the Business Combination. Shares were purchased by PW Partners LLC from the Hydra Sponsor.

(22) Includes shares issued or transferred to the Company’s Sponsors and insiders in connection with the IPO and in connection with the Business Combination.

(23) Shares were granted in exchange for services rendered to the Company in connection with the IPO, Business Combination and/or other matters.

(24) Shares were issued as consideration in connection with the Business Combination.

Material Relationships with Selling Stockholders

Except as described below, from the Company’s inception through the date of this prospectus there were no material relationships between us and the selling stockholders.

●	A. Lorne Weil is our current Executive Chairman and former Chief Executive Officer.
●	EarlyBirdCapital, Inc. served as co-manager of our IPO. Steven Levine, David Nussbaum, Eileen Moore and Coleen McGlynn are employees of EarlyBirdCapital, Inc.
●	George Peng is our former Chief Financial Officer, and a current Vice President.
●	Hydra Industries Sponsor LLC, an affiliate of A. Lorne Weil, sponsored our IPO. Pursuant to a stockholders agreement with the Company, the Hydra Sponsor (i) has the right to designate one (1) director to the Company’s Board and (ii) together with the Macquarie Sponsor, has the right to co-designate two (2) directors to the Company’s Board.
●	Jeffrey Lipkin is our former Executive Vice President, Chief Financial Officer and Chief Operating Officer.
●	Kenneth Shea, Jonathan Miller and Stephen Dannhauser are former members of our board of directors.
●	Pursuant to a stockholders agreement with the Company, Landgame S.à.r.l has the right to designate two (2) directors to the Company’s Board.
●	MIHI LLC sponsored our IPO. Pursuant to a stockholders agreement with the Company, the Macquarie Sponsor, together with the Hydra Sponsor, has the right to co-designate two (2) directors to the Company’s Board.
●	Martin E. Schloss is our former Executive Vice President, General Counsel and Secretary.
●	Ellenoff Grossman & Schole LLP provided legal services in connection with our IPO and other legal matters.
●	Kramer Levin Naftalis & Frankel LLP provided legal services in connection with our Business Combination.
●	Mishcon De Reya LLP provided legal services in connection with our Business Combination.
●	HGV Fund holds promissory notes issued by a subsidiary of the Company pursuant to a Note Purchase Agreement and Guaranty, dated August 13, 2018. HGV Fund is also a stockholder and investor in Leisure Acquisition Corp., a special purpose acquisition company affiliated with two members of our management.

Gaming Regulatory Limitations on Transfers, Ownership

We and our stockholders may be subject to certain restrictions on share transfers and ownership imposed by various gaming or gambling authorities in the jurisdictions in which we conduct our business. You may not purchase any common stock pursuant to this offering if you are required to obtain prior clearance or approval from any state, federal or foreign regulatory authorities to own or control the shares and if, at the time this offering expires, you have not obtained such clearance or approval. The Company’s common stock is transferable only subject to the provisions of applicable gaming laws, and may be subject to compliance with the requirements of other laws pertaining to licenses held directly or indirectly by us. The owners of common stock sold in this offering may be required by regulatory authorities to possess certain qualifications and may be required to dispose of their common stock if the owner does not possess such qualifications.

Pursuant to our charter, we may redeem the shares of capital stock owned or controlled by a stockholder or its affiliates to the extent required by the relevant gaming authority making a determination of unsuitability, or to the extent the board of directors determines, in its sole discretion, that a person is likely to jeopardize the Company’s or any affiliate’s application for, receipt of, approval for, right to the use of, or entitlement to, any gaming license. The redemption price would be determined either by the gaming authority making the finding of unsuitability, or if such gaming authority does not require a certain price to be paid, by our board of directors, which would determine the price based on the fair value of the securities to be redeemed; provided, however, that the price per share represented by the redemption price shall in no event be in excess of the closing sales price per share of the Company’s shares on the principal national securities exchange on which such shares are then listed on the trading date on the day before we notify the holder of such redemption. The redemption price may be paid in cash, by promissory note, or both as required pursuant to the terms established by the applicable gaming authority and, if there are no such terms, as we elect.

PLAN OF DISTRIBUTION

We are registering up to 16,430,360 shares of our common stock for possible sale by the selling stockholders. These shares include 5,539,615 shares of our common stock that underlie our Private Warrants and may be issued by us upon the exercise of the Private Warrants by the holders thereof. Additionally, this prospectus relates to the issuance by us of up to 3,999,950 shares underlying our Public Warrants. Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders named in the table above under “Selling Security Holders” and donees, pledgees, transferees or other successors-in-interest selling shares received from such selling stockholders as a gift, pledge or other transfer after the date of this prospectus.

The selling stockholders may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

●	on Nasdaq, in the over-the-counter markets or on any other national securities exchange on which our shares are listed or traded;

●	in privately negotiated transactions;

●	in underwritten transactions;

●	in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

●	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

●	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

●	through the distribution of the common stock by any selling stockholder to its partners, members or stockholders;

●	in short sales entered into after the effective date of the registration statement of which this prospectus is a part; and

●	“at the market” or through market makers or into an existing market for the shares.

The selling stockholders may sell the shares at market prices then prevailing, prices related to the-then prevailing market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on Nasdaq or any other exchange or market.

The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, or in reliance on other available exemptions from the registration requirements of the Securities Act, provided that in each such instance they meet the criteria and conform to the requirements of the applicable exemptions. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents.

The selling stockholders and any underwriters, dealers or agents participating in a distribution of shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

We and the selling stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of the common stock, including liabilities under the Securities Act. Upon our notification by a selling stockholder of an expected transaction in our common stock, we may file a supplement to this prospectus or an amendment to the registration statement of which this prospectus forms a part, disclosing certain material information, including:

●	the name of the selling stockholder;
●	the number of shares being offered;

●	the terms of the offering;
●	the names of the participating underwriters, broker-dealers or agents;
●	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or re-allowed to or paid by any underwriters to dealers;
●	the public offering price; and
●	other material terms of the offering.

In addition, upon being notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell shares, we will, to the extent required, file a supplement to this prospectus to name specifically such person as a selling stockholder.

We and the selling stockholders are subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

In compliance with guidelines of the Financial Industry Regulatory Authority (“FINRA”), the maximum compensation or discount to be received by any FINRA member or independent broker or dealer in a transaction subject to such guidelines may not exceed specified limits determined by FINRA.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

DESCRIPTION OF CAPITAL STOCK

The following summary of certain material provisions of our capital stock does not purport to be complete and does not include any contractual restrictions that may apply to particular shares owned by the selling stockholders. You should refer to our second amended and restated certificate of incorporation (the “charter”) which is included as an exhibit to the registration statement of which this prospectus is a part. The summary below is also qualified by reference to provisions of the Delaware General Corporation Law (“DGCL”).

Authorized and Outstanding Stock

The charter authorizes the issuance of 50,000,000 shares, consisting of 49,000,000 shares of common stock, $0.0001 par value per share, and 1,000,000 shares of preferred stock, $0.0001 par value. The outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. As of August 23, 2018 there were 21,484,707 shares of our common stock outstanding.

Common Stock

The charter provides that all shares of common stock will have identical rights, powers, preferences and privileges.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all the voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share held of record on matters to be voted on by stockholders.

Dividends

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor, provided that such holder is not an Unsuitable Person (as defined below). In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding-Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of our common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of our creditors and the rights of holders of preferred stock, if any, have been satisfied.

Preemptive or Other Rights

There are no sinking fund provisions applicable to the common stock. Our stockholders have no preemptive or other subscription rights.

Limitations

The charter provides the Company with the ability to restrict securities ownership by persons (“Unsuitable Person”) who fail to comply with informational or other regulatory requirements under applicable gaming laws, who are found unsuitable to hold the Company’s securities by gaming authorities or who could by holding the Company’s securities cause the Company or any affiliate to fail to obtain, maintain, renew or qualify for a license, contract, franchise or other regulatory approval from a gaming authority.

Specifically, pursuant to our charter, we may redeem the shares of capital stock owned or controlled by a stockholder or its affiliates to the extent required by the relevant gaming authority making a determination of unsuitability, or to the extent the board of directors determines, in its sole discretion, that a person is likely to jeopardize the Company’s or any affiliate’s application for, receipt of, approval for, right to the use of, or entitlement to, any gaming license. The redemption price would be determined either by the gaming authority making the finding of unsuitability, or if such gaming authority does not require a certain price to be paid, by our board of directors, which would determine the price based on the fair value of the securities to be redeemed; provided, however, that the price per share represented by the redemption price shall in no event be in excess of the closing sales price per share of the Company’s shares on the principal national securities exchange on which such shares are then listed on the trading date on the day before we notify the holder of such redemption. The redemption price may be paid in cash, by promissory note, or both as required pursuant to the terms established by the applicable gaming authority and, if there are no such terms, as we elect.

Preferred Stock

Our board of directors has the authority to issue up to an aggregate of 1,000,000 shares of preferred stock, par value $0.0001 per share, in one or more series, and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof or thereon, without any further vote or action by the stockholders, of which an aggregate of 49,000 have been designated as Series A Junior Participating Preferred Stock (“Series A Preferred Stock”), of which no shares are currently outstanding.

Series A Junior Participating Preferred Stock

On August 13, 2017, the Board adopted a stockholder rights plan (the “Rights Plan”) and declared a dividend distribution of one right (a “Right”) for each outstanding share of Common Stock to stockholders of record at the close of business on August 25, 2017 (the “Rights Plan Record Date”). Each Right entitles its holder, under the circumstances described below, to purchase from the Company one one-thousandth of a share of Series A Preferred Stock, of the Company at an exercise price of $45.00 per Right, subject to adjustment. The terms of the Rights are set forth in a Rights Agreement, dated as of August 13, 2017 (the “Rights Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as rights agent. The Rights Agreement was approved by the stockholders of the Company at the Company’s annual meeting of stockholders, held on March 7, 2018.

The Rights Plan was not adopted in response to any specific effort to acquire control of the Company. The Company’s board of directors unanimously adopted the rights plan in response to the potential of a purchase or purchases of a substantial number of shares of common stock by a person or group that could gain a substantial, and potentially controlling, position in the Company through open-market purchases or private transactions without appropriately compensating all of the Company’s stockholders for such control.

The Rights. The Board authorized the issuance of a Right with respect to each outstanding share of Common Stock held as of the Rights Plan Record Date. New Rights attach to any shares of Common Stock that become outstanding after the Rights Plan Record Date and prior to the earlier of the “distribution time” and the “expiration time” (each as defined below). Initially, the Rights are associated with Common Stock and evidenced by Common Stock certificates (or, in the case of uncertificated shares of Common Stock, the book-entry account that evidences record ownership of such shares, which contains a notation incorporating the Rights Agreement by reference) and are transferable with and only with the underlying shares of Common Stock.

Separation and Distribution of Rights; Exercisability. Subject to certain exceptions, the Rights become exercisable and trade separately from common stock only upon the “distribution time,” which occurs upon the earlier of:

●

the close of business on the tenth day after the first date (the “stock acquisition date”) of public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right or obligation to acquire, beneficial ownership of 20% or more of the outstanding shares of the Company’s common stock, including in the form of synthetic ownership through derivative positions (any such person or group of affiliated or associated persons being referred to herein as an “acquiring person”) or

●

the close of business on the tenth business day (or later date if determined by the Company’s board of directors prior to such time as any person or group becomes an acquiring person) following the commencement of a tender offer or exchange offer which, if consummated, would result in a person or group becoming an acquiring person.

An acquiring person does not include:

●	the Company,

●	any subsidiary of the Company,

●	any employee benefit plan of the Company or of any subsidiary of the Company,

●	any person organized, appointed or established by the Company for or pursuant to the terms of any such plan or

●	any person who or which, as of immediately prior to the first public announcement of the adoption of the Rights Agreement on August 14, 2017, beneficially owned 20% or more of the outstanding shares of Common Stock. However, notwithstanding the foregoing, such person would be an “acquiring person” if such person, at any time after the first public announcement of the adoption of the Rights Agreement, beneficially owns any shares of Common Stock (other than as a result of equity grants by the Company to directors, officers or employees or the exercise or vesting of such grants and with certain other exceptions) in addition to the shares of Common Stock beneficially owned by such person as of immediately prior to the first public announcement of the adoption of the Rights Agreement.

In addition, if the Board determines in good faith that a person who would otherwise be an acquiring person has become such inadvertently and such person divests as promptly as practicable a sufficient number of shares of Common Stock so that such person would no longer be an acquiring person, then such person will not be deemed to be an acquiring person.

Until the distribution time, the surrender for transfer of any shares of Common Stock outstanding will also constitute the transfer of the Rights associated with those shares.

As soon as practicable after the distribution time, separate rights certificates will be mailed to holders of record of Common Stock as of the close of business at the distribution time. From and after the distribution time, the separate rights certificates alone will represent the Rights. Except as otherwise provided in the Rights Agreement, only shares of Common Stock issued prior to the distribution time will be issued with Rights.

The Rights are not exercisable until the distribution time.

Expiration Time. Unless earlier redeemed or exchanged by the Company as described below, the Rights will expire at the close of business on August 12, 2020.

Flip-in Event. In the event that a person or group becomes an acquiring person (a “flip-in event”), each holder of a Right (other than any acquiring person and certain related parties, whose Rights automatically become null and void) will have the right to receive, upon exercise, Common Stock having a value equal to two times the exercise price of the Right. If an insufficient number of shares of Common Stock is available for issuance, then the Board would be required to substitute cash, property or other securities of the Company for Common Stock. The Rights may not be exercised following a flip-in event while the Company has the ability to cause the Rights to be redeemed, as described below.

Flip-over Event. In the event that, at any time following the stock acquisition date, any of the following occurs (each, a “flip-over event”):

●	the Company consolidates with or merges with and into any other entity and the Company is not the continuing or surviving corporation,
●

any entity engages in a share exchange with or consolidates with, or merges with or into, the Company, and the Company is the continuing or surviving corporation and, in connection with such share exchange, consolidation or merger, all or part of the outstanding shares of common stock are changed into or exchanged for stock or other securities of any other entity or cash or any other property or

●

the Company sells or otherwise transfers, in one transaction or a series of related transactions, more than 50% of the assets, cash flow or earning power of the Company and its subsidiaries (taken as a whole), each holder of a Right (except Rights which previously have been voided as described above) will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. Flip-in events and flip-over events are collectively referred to as “triggering events.”

Series A Preferred Share Provisions. Each one one-thousandth of a share of Series A Preferred Stock, if issued, will not be redeemable, will entitle the holder thereof to quarterly dividend payments equal to the greater of $0.001 per share and the amount of dividends paid on one share of Common Stock, will entitle the holder thereof to receive $1.00 upon liquidation, will have the same voting power as one share of Common Stock and, if shares of Common Stock are exchanged via merger, consolidation or a similar transaction, will entitle the holder thereof to a per share payment equal to the payment made on one share of Common Stock.

Anti-dilution Adjustments. The exercise price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution:

●	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock,
●

if holders of the Series A Preferred Stock are granted certain rights, options or warrants to subscribe for preferred stock or convertible securities at less than the current market price of the Series A Preferred Stock or

●

upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the exercise price will be required until cumulative adjustments amount to at least 1% of the exercise price. No fractional shares of Series A Preferred Stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading day prior to the date of exercise.

Redemption, Exchange. In general, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (subject to adjustment and payable in cash, common stock or other consideration deemed appropriate by the Company’s board of directors) at any time until ten days following the stock acquisition date. Immediately upon the action of the board of directors authorizing any redemption, the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

At any time after there is an acquiring person and prior to the acquisition by the acquiring person of 50% or more of the outstanding shares of the Company’s common stock, the Company may exchange the Rights (other than Rights owned by the acquiring person which will have become void), in whole or in part, at an exchange ratio of one share of common stock, or one one-thousandth of a share of Series A Preferred Stock (or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

No Rights as Stockholder. Until a Right is exercised, its holder will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Amendment of the Rights Agreement. The Company and the rights agent may from time to time amend or supplement the Rights Agreement without the consent of the holders of the Rights. After the stock acquisition date, however, no amendment may materially adversely affect the interests of the holders of the Rights (other than the acquiring person, any affiliate or associate thereof or any transferee of the acquiring person or any affiliate or associate thereof).

Certain Anti-takeover Effects. The Rights may have the effect of rendering more difficult or discouraging an acquisition of the Company deemed undesirable by the Company’s board of directors, even if such acquisition would be in the best interests of certain of the Company’s stockholders. The Rights Plan is initially not dilutive. However, the Rights may cause substantial dilution to a person or group that attempts to acquire control of the Company on terms or in a manner not approved by the Company’s board of directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights. The Rights are not intended to prevent all takeovers of the Company and will not do so. Since, subject to the restrictions described above, the Company may redeem the Rights prior to the distribution time, the Rights should not interfere with any merger or business combination approved by the Company’s board of directors.

Warrants

Public Warrants

There are currently 7,999,900 Public Warrants of the Company outstanding, which were originally issued as part of the units sold in the Company’s IPO. Each such warrant entitles the registered holder to purchase one-half of one share of our common stock at a price of $5.75 (or $11.50 per whole share), subject to adjustment as discussed below. Such warrants may be exercised only for a whole number of shares of our common stock. The Public Warrants became exercisable on January 23, 2017 and will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time on December 23, 2021, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying such warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No such warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered and qualified under the securities laws of the state of the exercising holder, unless exemptions therefrom are available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and may expire worthless. In no event will we be required to net cash settle any Public Warrant. In the event that a registration statement is not effective for Public Warrants as to which exercise is sought, the purchaser of a unit containing such warrant will have paid the full purchase price for such unit solely for the share of common stock underlying such unit.

We will use our best efforts to maintain the effectiveness of this Registration Statement, and a current prospectus relating thereto, until the expiration or redemption of the Public Warrants in accordance with the provisions of the related warrant agreement. Notwithstanding the above, if our common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or qualify the underlying shares under state blue sky laws.

We may call the Public Warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

●	if, and only if, the reported last sale price of the common stock equals or exceeds $24.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register the underlying securities for sale or qualify then under applicable state securities laws.

We have established the last of the redemption conditions discussed above to prevent a redemption call unless there is, at the time of the call, a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $24.00 redemption trigger price as well as the warrant exercise price of $5.75 per one-half of one share ($11.50 per whole share) after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our management will have the option to require holders that wish to exercise their warrants to do so on a “cashless basis.” In determining whether to require holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below), by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the fair market value in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash we would otherwise receive from the exercise of the warrants. If we call our warrants for redemption and our management does not take advantage of this option, the Sponsors and their permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above.

A holder of a Public Warrant may notify us in writing in the event the holder elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as such holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, a split of shares of common stock or other similar event, then, on the effective date of such stock dividend, split or similar event, the number of shares of common stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed to be a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes: (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion, and (ii) fair market value means the volume weighted average price of common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time that the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of our common stock (other than those described above or that solely affect the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and which does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate (within the meaning of Rule 12b-2 under the Exchange Act) of such maker and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus the Black Scholes value (as defined in the warrant agreement) of the warrant.

The Public Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price by certified or official bank check payable to us (or on a cashless basis, if applicable), for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock nor any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Private Warrants

The Sponsors and certain insiders purchased an aggregate of 7,500,000 Private Warrants, each exercisable for one-half of one share of our common stock at $5.75 per half share, for a purchase price of $3,750,000, or $0.50 per warrant, in a private placement that occurred concurrently with the consummation of our IPO. In addition, the Macquarie Sponsor received 2,000,000 warrants pursuant to a forward purchase contract with the Company on the date of the Business Combination. Additionally, 1,579,230 warrants were issued in the aggregate to the Sponsors in payment of promissory notes issued by the Company to fund expenses prior to the Business Combination. The Private Warrants are identical to the Public Warrants sold in the IPO, including as to exercise price, exercisability and exercise period, except that, if held by the Sponsors or their permitted assigns, they (a) may be exercised for cash or on a cashless basis; and (b) are not subject to being called for redemption. If the Private Warrants are held by holders other than the Sponsors or their permitted transferees, the Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Certain Anti-Takeover Provisions of Our Charter and Bylaws and Certain Provisions of Delaware Law

The Company’s second amended and restated certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director with or without cause by stockholders, which prevents stockholders from being able to fill vacancies on our board of directors;

●	the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	limiting the liability of, and providing indemnification to, our directors and officers;

●	specifying the Court of Chancery of the State of Delaware as the exclusive forum for adjudication of disputes;

●	controls over the procedures for the conduct and scheduling of stockholder meetings; and

●	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, singly or together, could delay hostile takeovers and changes in control of the Company or changes in our board of directors and management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock. Any provision of our second amended and restated certificate of incorporation or bylaws, the Rights Agreement described below, or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

Rule 144

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or any issuer, such as the Company, that has been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC, which in the case of the Company was filed promptly after completion of the Business Combination.

As a result of the foregoing, Rule 144 was not available for the resale of our securities until one year after the filing of the Form 10 information included in the 8-K that the Company filed with the SEC with respect to the Business Combination on December 30, 2016.

Under Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months may be entitled to sell such shares, provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale; and (we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of:

●	1% of the total number of shares of common stock then outstanding or

●	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions, notice requirements and requirements as to the availability of current public information about us.

LEGAL MATTERS

Unless otherwise indicated in the relevant prospectus supplement, the validity of the securities offered under this prospectus will be passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York. If legal matters in connection with offerings made under this prospectus are passed on by counsel for selling stockholders or underwriters, dealers or agents, if any, such counsel will be named in the relevant prospectus supplement.

EXPERTS

The audited consolidated balance sheets of Inspired Entertainment, Inc. and Subsidiaries as of September 30, 2017 and September 24, 2016, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit and cash flows for the periods ended September 30, 2017, September 24, 2016 and September 26, 2015, and the related notes thereto, appear in our Annual Report on Form 10-K as of and for the year ended September 30, 2017 and are incorporated herein by reference, in reliance upon the report of Marcum LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. In addition, we have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement, including its exhibits and schedules. For further information about us and the securities described in this prospectus, you should refer to the registration statement, its exhibits and schedules. Our reports, proxy statements and other information, including the registration statement of which this prospectus forms a part, can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains our reports, proxy statements and other information. The address of that website is www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” into this prospectus documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We have filed the following documents with the SEC and they are incorporated herein by reference as of their respective dates of filing:

●	our Annual Report on Form 10-K for the fiscal year ended September 30, 2017 filed on December 4, 2017, as amended on January 29, 2018;

●	our Quarterly Reports on Form 10-Q for the quarter ended December 31, 2017, filed on February 5, 2018, for the quarter ended March 31, 2018, filed on May 9, 2018 and for the quarter ended June 30, 2018, filed on August 14, 2018;

●

our Current Reports on Form 8-K filed on October 27, 2017, December 29, 2017, January 22, 2018, February 12, 2018, February 13, 2018, March 9, 2018, April 16, 2018, May 7, 2018, May 17, 2018, May 18, 2018, August 14, 2018, August 16, 2018 and August 20, 2018 (excluding any information deemed furnished and not filed pursuant to Item 2.02 or Item 7.01 of such Current Report on Form 8-K); and

●	the descriptions of our securities contained in our Registration Statement on Form 8-A filed on October 14, 2014, as amended on October 24, 2014, and in the Registration Statement on Form 8-A filed on August 14, 2017.

In addition, all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and before the termination or completion of this offering of our securities shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents, except in each case for information contained in any such filing where we indicate that such information is being furnished and is not to be considered “filed” under the Securities Exchange Act of 1934, as amended.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference the exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from:

Inspired Entertainment, Inc.

250 West 57th Street, Suite 2223

New York, New York 10107

Attention: Corporate Secretary

(646) 565-3861

20,430,310 Shares

Inspired Entertainment, Inc.

Common Stock

PROSPECTUS

August 30, 2018